Exhibit 99.1

Speedus Announces Second Quarter Fiscal 2007 Results

August 14, 2007 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $1.8 million, or $0.11 per share on a fully diluted basis, for the six months ended June 30, 2007 compared to a net loss of $3.5 million, or $0.22 per share on a fully diluted basis, for the six months ended June 30, 2006. The loss before depreciation and amortization was $1.7 million for the six months ended June 30, 2007 compared to a loss before depreciation and amortization of $3.1 million for the six months ended June 30, 2006.

For the quarter ended June 30, 2007, the Company reported a net loss of $0.6 million, or $0.04 per share on a fully diluted basis, compared to a net loss of $2.2 million, or $0.14 per share on a fully diluted basis, for the quarter ended June 30, 2006. The loss before depreciation and amortization was $0.5 million for the quarter ended June 30, 2007 compared to a loss before depreciation and amortization of $2.0 million for the quarter ended June 30, 2006.

For the six months ended June 30, 2007, total operating expenses, before depreciation and amortization, amounted to $2.8 million compared to $3.5 million for the six months ended June 30, 2006. This decrease is primarily a result of a decrease in non-cash stock based compensation.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2006 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,

	2007	2006	2007	2006

Revenues	$213,136	$209,069	$386,455	$428,139

Expenses:
Selling, general and administrative	810,437	1,599,428	1,920,698	2,462,872
Research and development	380,641	444,785	734,261	902,147
Depreciation and amortization	53,100	204,503	105,093	443,393
Cost of sales	76,873	93,272	141,702	159,246

Total operating expenses	1,321,051	2,341,988	2,901,754	3,967,658

Operating loss	(1,107,915)	(2,132,919)	(2,515,299)	(3,539,519)

Investment income/(loss)	513,050	(78,257)	710,165	35,649

Net loss	$(594,865)	$(2,211,176)	$(1,805,134)	$(3,503,870)

Per share:
Loss per common share - basic and dilute	$(0.04)	$(0.14)	$(0.11)	$(0.22)

Weighted average common shares outstanding - basic and diluted	15,968,166	16,067,162	15,968,725	16,083,315

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$5,321,738	$10,204,167
United States Treasury bills	7,935,010	4,990,250
Marketable securities	535,135	354,011
Prepaid expenses and other	127,558	143,654

Total current assets	13,919,441	15,692,082
Property and equipment, net of accumulated depreciation of $527,313 and $444,972	477,985	527,828
Other intangible assets, net of accumulated amortization of $1,148,680 and $1,125,928	11,364	34,116
Other investments	800,000	800,000
Other assets	83,127	81,737

Total assets	$15,291,917	$17,135,763

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$53,911	$62,805
Accrued liabilities	887,327	971,055

Total current liabilities	941,238	1,033,860

Commitments and Contingencies

Stockholders’ equity:
Common stock ($.01 par value; 50,000,000 shares authorized; 21,750,174 shares issued)	217,502	217,502
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value; 4,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in-capital	91,519,747	91,464,119
Treasury stock (at cost; 5,782,534 and 5,780,884 shares)	(6,085,078)	(6,083,360)
Accumulated deficit	(71,301,492)	(69,496,358)

Stockholders’ equity	14,350,679	16,101,903

Total liabilities and stockholders’ equity	$15,291,917	$17,135,763